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                                                                  EXHIBIT (a)(5)


                                                                  [NORSTAN LOGO]


                                   MEMORANDUM


TO:                 (EMPLOYEE NAME)

FROM:               JIM GRANGER

DATE:               __________________, 2001

SUBJECT:            NORSTAN'S STOCK OPTION EXCHANGE PROGRAM


================================================================================


I am pleased to announce NORSTAN'S STOCK OPTION EXCHANGE PROGRAM and offer you the opportunity to more fully utilize some of your Norstan stock options, and to do so sooner than originally planned.

The decline of Norstan's stock price since early 1998 has kept many of your stock options "under water", that is, our stock price has been well below the strike price of some options you have received over the years. However, we have developed a one-time, voluntary program allowing you the opportunity to exchange your higher-priced options for options to be issued in the near future.

On September 13, 2001, Norstan's Board of Directors approved a "Stock Option Exchange Program" whereby eligible Norstan stock optionees may elect to participate in the Program and exchange stock option(s) previously awarded at a price of $15.00 or more, for a stock option to be granted in the future at the then fair market value (FMV). The Program provides you the opportunity to receive a replacement stock option that may be more beneficial to you, while having no financial impact on Norstan.

PROGRAM SUMMARY

The following Program Summary is not a complete description of the Norstan Stock Option Exchange Program and is qualified in its entirety in reference to the Program documentation listed below.

o Since you have outstanding stock option(s) with an exercise or option price of $15.00 per share or higher, you are being offered a one-for-two exchange, meaning canceling two shares of your previously granted stock options to receive one FMV-priced option in the future.

o If you elect to participate in the Program, Norstan proposes to issue a new option six months and one day after the cancellation of your exchanged or old options at the then FMV.

o No additional options can be granted to you during this six-month period if you accept this exchange.

o This new option will vest in one-third increments, with the first third vesting immediately upon the date of the new grant, another third after one year and the final third after two years from the date of the new grant.



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Page 2
______________, 2001
Norstan's Stock Option Exchange Program




REQUIRED ACTIONS

To participate in the "Stock Option Exchange Program" and take advantage of this offer:

o    Fully review all Program documentation including:

     -    Tender Offer Statement (Schedule TO) filed with the SEC

     -    Offer to Exchange document Dated __________, 2001

     -    Acceptance Letter

     -    Norstan, Inc. 1995 Long-Term Incentive Plan

     -    Form of Stock Option Agreement

o    Verify your eligible options as listed in your "Acceptance Letter".

o Understand that Norstan proposes to award you a new option for a number of shares equal to half the number of option shares you are exchanging. The strike price of the new option will be the FMV of Norstan's common stock on the date six months and one day after the old options are cancelled (i.e. you elect to participate and exchange 2,000 option shares with an option price of $15.00 for the right to receive an option for 1,000 shares in six months at the then FMV.

o ATTEND THE THURSDAY, OCTOBER 11TH CONFERENCE CALL (CALL DETAILS) TO ADDRESS ANY QUESTIONS YOU MAY HAVE REGARDING THE PROGRAM.

o Sign, date and return the "Acceptance Letter" to Mary Kiernan in Minnetonka by ____________, 2001.

YOU MUST RETURN THE "ACCEPTANCE LETTER" TO MARY KIERNAN IN MINNETONKA BY____________,2001(1) UNLESS THE OFFER IS EXTENDED. ANY "ACCEPTANCE LETTERS" RECEIVED AFTER THE EXPIRATION DATE OF THE OFFER WILL NOT BE ACCEPTED AND YOU WILL NOT BE ALLOWED TO PARTICIPATE IN THE PROGRAM.

                          NO EXCEPTIONS WILL BE MADE!!!

I encourage you to carefully review and consider the provisions of the Stock Option Exchange Program. I am confident that with your help, we will continue our recent success and return to consistent profitability. In addition, I hope the Exchange Program plays a role in helping you achieve some of your long-term financial goals.



/s/ James C. Granger
-----------------------------------
James C. Granger
President & Chief Executive Officer


Attachments

(1) As described in the Program documentation, for eligible employees who received option grants during May and June 2001, the offer does not commence until December 6, 2001 and will expire at 11:59 p.m. Central Time on January 6, 2002.



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